EXHIBIT 21.1

GERBER SCIENTIFIC, INC.
SUBSIDIARIES OF THE COMPANY

Subsidiary	State or Jurisdiction of Incorporation or Organization

Gerber Scientific International, Inc.	Connecticut
Gerber Technology, Ltd.	Canada
Gerber Technology Pty., Ltd.	Australia
Gerber Technology, Ltd.	Hong Kong
Gerber Technology SA de CV	Mexico
Gerber Technology GmbH	Germany
Gerber Technology S.R.L.	Italy
Gerber Technology NV/SA	Belgium
Gerber Technology SARL	France
Gerber Technology Aktiebalag	Sweden
Gerber Technology, Ltd.	United Kingdom
Gerber Technology A/S	Denmark
Gerber Technology LDA	Portugal
Gerber Scientific (Shanghai) Co. Ltd.	China
Gerbertec Maroc SARL	Morocco
Gerber Coburn Optical (Australia) Pty., Ltd.	Australia
Gerber Coburn Optical (Singapore) Pte., Ltd.	Singapore
Gerber Coburn Optical (U.K.), Ltd.	United Kingdom
Gerber Coburn Optical International, Inc.	Delaware

Spandex Ltd	United Kingdom
H. Brunner GmbH	Germany
Ultramark Adhesive Products Ltd.	United Kingdom
Spandex Belgium SA	Belgium
Spandex France SA	France
Spandex AG	Switzerland
Spandex Kft	Hungary
Spandex Sro	Czech Republic
Spandex Benelux BV	Holland
Spandex Espana SA	Spain
Spandex Srl	Italy
ND Graphic Products Ltd.	Canada
Spandex GmbH	Austria
Spandex Unifol Sro	Slovakia
Spandex Asia Pacific Pty. Ltd.	Australia
Spandex Asia Pacific Ltd.	New Zealand
R&D Spandex AB	Sweden

Gerber Venture Capital Corporation	Delaware
Gerber Scientific UK Ltd.	United Kingdom

Gerber Foreign Sales Corporation	Barbados

Other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2004 and are not listed above.